UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  February 24, 2012

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii  96813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)

(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

The following is an update to the disclosure on “HECO 2011 test year rate case” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Electric utility” under “Most recent rate proceedings,” which is incorporated herein by reference to page 59 of HEI’s and HECO’s Annual Report on Form 10-K for the year ended December 31, 2011.

HECO 2011 Test Year Rate Case

On July 22, 2011, the Public Utilities Commission of the State of Hawaii (PUC) issued an interim decision and order (D&O) in HECO’s 2011 test year rate case, effective July 26, 2011, granting a total annual interim increase of $53.2 million, or 3.1%, or an increase of $38.2 million in annual revenues, or 2.2%, net of the $15 million of revenues that were being recovered through the decoupling Revenue Adjustment Mechanism. The interim increase is based on, and is substantially the same as, the increase proposed in the settlement agreement executed and filed on July 5, 2011 by HECO, the Consumer Advocate and the Department of Defense (the parties in the proceeding). The PUC did not approve the portion of the settlement agreement allowing deferral of certain costs (including costs related to project management support for the interisland wind project and undersea cable system sourcing). HECO filed a motion for clarification and/or partial reconsideration of the interim D&O’s findings and conclusions on the deferral of these and certain other costs.

On February 24, 2012, the PUC issued an order which approved in part and denied in part HECO’s motion for reconsideration for the deferral of the (1) interisland wind project support costs, (2) Enterprise Resource Planning/Enterprise Asset Management (ERP/EAM) system evaluation costs, and (3) operation and maintenance (O&M) expenses related to the Customer Information System (CIS) project.

(1)         With respect to the interisland wind project support costs, the PUC granted HECO’s request to defer the costs for outside contract services retained to support and conduct the request for proposals to provide 200 MW or more of renewable energy for Oahu, but limited the amount to be deferred to $2,850,000 per year for three years. HECO is also allowed to accrue a carrying charge on these deferred costs at the annual short term debt rate of 1.75%.  The deferred costs and associated carrying charges will be amortized over three years beginning with the effective date of the interim rates in HECO’s next general rate case.

(2)         With respect to ERP/EAM system evaluation costs, the PUC denied HECO’s request to defer consultant expenses related to the ERP/EAM system evaluation and software and system integrator selection process, but allowed HECO to include $552,000 in its 2011 test year expenses for such costs.

(3)         With respect to O&M expenses related to the CIS project, the PUC granted HECO’s request to defer CIS project O&M expenses (limited to $2,258,000 per year in 2011 and 2012 under the settlement agreement) that are to be subject to a regulatory audit of project costs, and allowed HECO to accrue an allowance for funds used during construction on these deferred costs until the completion of the regulatory audit.

The PUC’s order allowing deferral of costs and carrying charges is effective retroactively from the date of the interim D&O (July 22, 2011).

As a result of the order, HECO will reflect in the first quarter of 2012, the deferral of $2.3 million ($1.4 million for the interisland wind project support costs and $0.9 million for CIS project O&M expenses) incurred from July 22, 2011 through December 31, 2011 that were previously expensed and will also defer any 2012 costs incurred up to the limitations stated in the order.  HECO will be requesting an adjustment to its interim increase to include the ERP/EAM system evaluation costs in its 2011 test year expenses.

Management cannot predict the timing of any request and approval for an adjustment to its interim increase or the ultimate outcome of HECO’s 2011 test year rate case proceeding.

HEI and HECO intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s (ASB) press releases, SEC filings and public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in the Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in the Company’s other SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ David M. Kostecki	/s/ Tayne S. Y. Sekimura
David M. Kostecki	Tayne S. Y. Sekimura
Vice President-Finance, Controller and	Senior Vice President and
Chief Accounting Officer	Chief Financial Officer
(Principal Accounting Officer of HEI)	(Principal Financial Officer of HECO)
Date: March 2, 2012	Date: March 2, 2012